                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   OEA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     OEA, INC.
                                  P.O. BOX 100488
                             34501 EAST QUINCY AVENUE
                               DENVER, COLORADO 80250


To the Stockholders of                                    December 18, 1998
OEA, Inc.



     Notice is hereby given that the annual meeting of stockholders of OEA, INC. ("Company") will be held in the Tabor Auditorium of The Westin at Tabor Center, 1672 Lawrence Street, Denver, Colorado, at 9:00 a.m. on Thursday the 14th day of January 1999, for the following purposes:

          (a)  Electing a Board of Directors for the ensuing year; and

          (b) Approving the addition of 750,000 shares to the OEA, Inc. Employee Stock Option Plan; and

          (c) Approving the adoption of the OEA, Inc. Directors' Compensation Plan; and

          (d) Transacting such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record as shown by the transfer books of the Company at the close of business on December 11, 1998, are entitled to notice of, and to vote at, such meeting.

     STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON, ARE REQUESTED TO DATE, SIGN, AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. The proxy is revocable at any time prior to the exercise thereof.




                                        By Order of the Board of Directors:



                                        J. Thompson McConathy
                                        Secretary

                                  PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS OF

                                     OEA, INC.

                           TO BE HELD ON JANUARY 14, 1999

                                GENERAL INFORMATION

     The solicitation of the proxy enclosed is made by and on behalf of the Board of Directors (the "Board") of OEA, INC. (the "Company"), to be used at the annual meeting of holders of Common Stock, $0.10 par value, of the Company (the "Common Stock") to be held in the Tabor Auditorium of The Westin at Tabor Center, 1672 Lawrence Street, Denver, Colorado, at the hour of 9:00 a.m. on Thursday the 14th day of January 1999, and at any adjournments thereof. This proxy statement and form of proxy are being mailed to stockholders on or about December 18, 1998.

     The purpose of the meeting is (i) to elect nine (9) directors for the ensuing year, (ii) to approve the addition of 750,000 shares to the OEA, Inc. Employees' Stock Option Plan (the "Employee Plan Amendment"), (iii) to approve the adoption of the OEA, Inc. Directors' Compensation Plan (the "Director Plan"), and (iv) to act upon such other matters as may properly come before the meeting.

     Management does not know of any matters to be brought before the meeting other than those stated in the Notice of Meeting. If any other matters should, however, properly be brought before the meeting, or any adjournments thereof, the enclosed proxy will be voted in accordance with the judgment of the proxies therein named.

                                 PROXY SOLICITATION

     The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made only by the use of the mails, except that, if necessary, officers, directors and regular employees of the Company or its subsidiaries may make solicitations of proxies by telephone, facsimile or by personal calls; such persons will receive no special compensation for any solicitation activities. It is contemplated that brokerage houses and nominees will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in such cases.

                                       VOTING

     The presence, in person or by proxy, of the holders of a majority of the votes represented by the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded from the vote and will have no effect. A properly executed proxy marked "abstain," although counted for purposes of determining the number of shares represented and entitled to vote at the Annual Meeting, will not be voted. Shares represented by "broker non-votes" (i.e. shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will have no effect on the outcome of the election of directors and will be deemed shares not entitled to vote and will not be included for purposes of determining the number of shares represented and entitled to vote for approval of the Employee Plan Amendment and Director Plan at the Annual Meeting. Directors are elected by plurality vote of shares present at the meeting. The vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to approve the Employee Plan Amendment and Director Plan.

     All shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares shall be voted FOR the election of the nine nominees for director, FOR the Employee Plan Amendment and FOR the Director Plan.

     Any holder of Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by filing with the secretary of the Company written revocation of his or her proxy prior to the voting thereof, giving a duly executed proxy bearing a later date or voting in person at the Annual Meeting. Attendance by a shareholder at the Annual Meeting will not in itself revoke his or her proxy.

     The Board has fixed the close of business on December 11, 1998 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Shares represented by properly executed proxies will be voted at the meeting and at any adjournments thereof. Each share of stock will entitle the holder thereof to one vote on each matter presented at the meeting. The transfer books of the Company will not be closed. The mailing address and phone number of the Company's principal executive offices are P. O. Box 100488, Denver, Colorado, 80250, (303) 693-1248.

On the record date there were 20,599,101 shares issued, outstanding, and eligible to vote.

                                FINANCIAL STATEMENTS

     An annual report to stockholders, including consolidated financial statements for the fiscal year ended July 31, 1998, is enclosed with this proxy statement.

                               ELECTION OF DIRECTORS

     At the Annual Meeting nine (9) directors are to be elected, each of whom shall hold office until the next annual meeting of stockholders or until his successor is duly elected and qualified. In the event of death or unforeseen contingencies rendering one or more of said persons unavailable for election, then such proxies will be voted to fill any vacancies so arising with such person or persons nominated by the management who has consented to serve if elected.

INFORMATION CONCERNING NOMINEES AND EXECUTIVE OFFICERS


                  NAME                    POSITION WITH COMPANY
                  -----                   ----------------------
Robert J. Schultz..............  Chairman of the Board
Charles B. Kafadar.............  President, Chief Executive Officer and Director
George S. Ansell...............  Director
Erwin H. Billig................  Director
James R. Burnett...............  Director
Richard L. Corbin .............  Director
Philip E. Johnson..............  Director
Donald E. Miller ..............  Director
Lewis W. Watson................  Director


     Robert J. Schultz has been a Director of the Company since 1993 and was elected Chairman of the Board of Directors in January 1998. Mr. Schultz, 68, was Vice Chairman of General Motors ("GM") from August 1990 until his retirement in January 1993. Prior to this position, Mr. Schultz was Vice President and Group Executive in charge of GM's former Chevrolet-Pontiac-GM of Canada group from 1984 through 1989. In 1989, he was elected an Executive Vice President of GM with responsibility for GM Hughes Electronics (defense and automotive electronics), Electronic Data Systems Corporation (information technology), General Motors Technical Staffs, and GM's Corporate Information Services activity. Mr. Schultz is also a Director of TexCo Communications and Delco Remy International.

     Charles B. Kafadar has been a Director of the Company since 1977. Dr. Kafadar, 53, was elected President and Chief Operating Officer of the Company in 1985, and Chief Executive Officer in 1998.

     George S. Ansell has been a Director of the Company since 1993. Dr. Ansell, 64, is President Emeritus of Colorado School of Mines ("CSM"), where he served as President from 1984 to 1998. He came to CSM after serving as Dean of the School of Engineering at Rensselaer Polytechnic Institute ("RPI") in Troy, New York where he was a 24-year member of the RPI faculty. Dr. Ansell is also a Director of Cyprus Amax Minerals Company.

     Erwin H. Billig became a Director of the Company in 1996. Mr. Billig, 71, is the Chairman and Chief Executive Officer of MSX International (automotive supplier), and has been President and Chief Operating Officer and Vice Chairman of MascoTech, Inc. (major supplier to Ford, Chrysler, GM and European auto manufacturers) since 1993, Chairman of Titan Wheel International since 1993, and Vice Chairman of Delco Remy America since 1994.

     James R. Burnett has been a Director of the Company since 1977. Dr. Burnett, 73, was Executive Vice President and Deputy General Manager, Space and Defense Sector, of TRW, Inc. (manufacturers of military electronics and space hardware) from 1987 until his retirement in 1991, and is now a consultant.

     Richard L. Corbin became a Director of the Company in October, 1998. Mr. Corbin, 52, was named Executive Vice President and Chief Financial Officer of Cordant Technologies, Inc., formerly Thiokol Corporation, (aerospace and industrial supplier) in 1998 after joining the company as Senior Vice President and CFO in 1994. Prior to joining Cordant, he was CFO and Vice President of Administration for the Space Systems division of General Dynamics Corporation and also held financial positions with LTV and Honeywell. Mr. Corbin is also a member of the Board of Directors of Howmet International, Inc.

     Philip E. Johnson has been a Director of the Company since 1986. Mr. Johnson, 51, is an Officer and Director of Bennington, Johnson, & Reeve, P.C., a Denver law firm.

     Donald E. Miller became a Director of the Company in October 1998. Mr. Miller, 68, spent his 35 year career with The Gates Corporation (automotive and industrial supplier). He retired as Vice Chairman of that company in 1996. From 1987 until 1994 he held the position of President and Chief Operating Officer of The Gates Corporation. Mr. Miller is also a Director of Sentry Insurance Corporation, Lennox Industries, Inc., Chateau Communities, Inc. and is the President of the Board of the Colorado School of Mines Foundation.

     Lewis W. Watson has been a Director of the Company since 1981. Mr. Watson, 57, has been President and Director of Intermountain Resources, Inc.(mining exploration) since 1981 and formerly was an Audit Partner with Peat, Marwick, Mitchell & Co., certified public accountants, through 1980.


ADDITIONAL EXECUTIVE OFFICERS

     William R. Barker, 49, joined OEA and was elected President of Automotive Safety Products in July 1998. Prior to joining OEA, Mr. Barker spent three years as President of Bosal North America, manufacturers of automotive exhaust systems and catalytic converters. Prior to joining Bosal, Mr. Barker was employed for 23 years at The Gates Corporation where his last position was in Germany as Chief Operating Officer of the European Power Drive Products operations, and his preceding position was in Japan as Chief Operating Officer of Asia Pacific Operations.

     J. Thompson McConathy, 51, joined OEA and was elected Vice President of Finance and CFO in 1996. Prior to joining OEA, Mr. McConathy held several senior financial positions with the Black & Decker Corporation since 1987 and served as the Vice President of Finance for the Commercial & Industrial Group from 1990 to 1996.

     Ben E. Paul, 70, was elected President of OEA Aerospace, Inc. in 1995. Prior to this election, Mr. Paul was Vice President of OEA Aerospace, Inc. since 1994 and Director, Technical Operations since 1992. Mr. Paul was one of the original members of OEA. Prior to rejoining OEA, Mr. Paul was Manager, Advanced Technology at Scot, Inc. (manufacturer of aerospace propellant devices) from 1978 to 1992.

The Company's executive officers serve at the will of the Board of Directors (see Employment Agreements under Remuneration of Officers and Directors).


                          COMMITTEES OF THE BOARD:  MEETINGS

     The Board has appointed standing Audit, Compensation, Corporate Responsibility and Executive Committees. Members of the Audit Committee are Mr. Watson, Chairman, Mr. Corbin and Mr. Johnson. The Audit Committee's functions are to investigate and review accounting and audit procedures of the Company and to report its findings and recommendations to the Board for action. Members of the Compensation Committee are Dr. Burnett, Chairman, Mr. Billig and Mr. Miller. Its functions are to review officers' and certain key employees' compensation and to make recommendations to the Board of Directors in connection therewith. Members of the Corporate Responsibility Committee are Dr. Ansell, Chairman, and Mr. Johnson. The Corporate Responsibility Committee's functions are to promulgate and reaffirm ethical standards for the Company and to ensure that safety and environmental policies established are in effect. Members of the Executive Committee are Mr. Schultz, Chairman, Dr. Ansell, Dr. Burnett and Dr. Kafadar. The Executive Committee's functions are to advise the Board on various matters relating to, but not limited to, the search and employment of senior OEA personnel and directors and term limits for directors. During fiscal year 1998 the Board held six meetings, the Audit Committee held three meetings, the Compensation Committee held four meetings, the Corporate Responsibility Committee held three meetings, and the Executive Committee held six meetings and all directors attended at least 75% of the meetings of the Board and the Board Committees of which they were a member.

           PROPOSED AMENDMENT TO THE OEA, INC. EMPLOYEES' STOCK OPTION PLAN

     The demand for skilled employees and consultants has increased significantly in recent years and management expects the trend to continue. As an integral element of the Company's approach to attracting, motivating and retaining employees in such a competitive labor market, it has issued and plans to continue to issue Common Stock based incentives, primarily stock options, to key employees and consultants of the Company. As of November 30, 1998, the Company had 80,496 options available for future issuance under its Employees' Stock Option Plan (the "Employees' Plan").

     To ensure the continued availability of the Employees' Plan to attract, motivate and retain employees, the Board of Directors believes that it is in the best interest of the Company to amend the Employees' Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 600,000 shares to 1,350,000 shares. Assuming no unusual matter to the contrary (such as a significant business combination), management expects the increase in the number of shares reserved under the Employees' Plan to be sufficient through fiscal 2001. The Board of Directors also believes that it is in the best interest of the Company and its shareholders to amend the Employees' Plan to expressly prohibit the repricing of any Options granted under the Employees' Plan. On November 12, 1998, the Board of Directors approved an amendment to the Employees' Plan, subject to obtaining the approval of the Company's shareholders, to increase the number of shares reserved for issuance under the Employees' Plan and to prohibit certain repricings of Options granted under the Employees' Plan. Shareholders are encouraged to review carefully the following summary, which is qualified in its entirety by reference to the Employees' Plan attached as Annex A to this Proxy Statement. The affirmative vote of a majority of the shares of the Company's Common Stock represented at the Meeting will be required to approve the amendment to the Employees' Plan.

EMPLOYEES' STOCK OPTION PLAN.

     The Employees' Plan was adopted by the Board of Directors and shareholders of the Company in January, 1995. A total of 600,000 shares of Common Stock are currently reserved for issuance under the Employees' Plan. The purpose of the Employees' Plan is to provide key management employees and consultants with added incentives to continue in the long-term service of the Company and to create in such employees a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in shareholder value. Full-time key employees (including officers and directors who are also employees of the Company) of the Company or any Affiliated Corporation, or division thereof, are eligible to participate in the Employees' Plan as are consultants deemed by the Plan Committee (as defined below) to be important contributors to the Company.

     ADMINISTRATION. The Plan is administered by the Compensation Committee, which acts as the Incentive Plan Committee under the Plan and is comprised of Non-Employee Directors (the "Plan Committee"). The Plan Committee has full power and authority to administer and modify the Employees' Plan, including authority to select Eligible Employees and the terms upon which Options will be granted, subject to the terms of the Employees' Plan.

     TYPES OF OPTION AWARDS. Under the Employees' Plan, the Plan Committee may grant awards of Incentive Stock Options ("ISOs") intended to qualify under Section

422 of the Internal Revenue Code of 1986, as amended (the "Code"), Options that are not qualified as ISOs ("NSOs") or any combination thereof. With certain exceptions, no amendment or modification of the Employees' Plan may adversely affect the rights or obligations previously granted and outstanding under the Employees' Plan.

     The Employees' Plan shall terminate at such time as is designated by the Board, but in no circumstances later than 10 years from the Effective Date of the Employees' Plan, and no Option may be granted after such termination date. Options outstanding at the time of the termination of the Employees' Plan may continue to be exercised in accordance with their terms.

     STOCK OPTIONS. ISOs may only be granted to persons who are employees of the Company. ISOs may not be granted under the Employees' Plan at an exercise price of less than the Fair Market Value of the Common Stock on the date of grant and the term of these Options cannot exceed ten years. The exercise price of an ISO granted to a holder of more than 10% of the Common Stock must be at least 110% of the Fair Market Value of the Common Stock on the date of grant, and the term of these Options cannot exceed five years. The aggregate Fair Market Value of the Shares with respect to which ISOs are exercisable for the first time by an Option Holder in any calendar year, under the Employees' Plan or otherwise, shall not exceed $100,000. The exercise price of NSOs may, at the discretion of the Plan Committee, be granted at less than the Fair Market Value of the Common Stock on the date of Option grant.

     EXERCISE. Any Option granted under the Employees' Plan may be exercised in whole at any time, subject to any applicable requirements of Section 16 under the Securities Exchange Act of 1934, as amended, or from time to time in part in lots of 25 Shares or multiples thereof, by completion and tender of the proper form by the Option Holder to the Company. Payment may be made in cash, Common Stock (under certain circumstances), or any combination thereof, as determined by the Plan Committee. The Fair Market Value of the Shares delivered upon exercise of the Option will be the Fair Market Value as of the exercise date.

     CHANGE OF CONTROL. Notwithstanding any provisions of the Employees' Plan to the contrary, upon certain circumstances during a Change of Control, all outstanding Options will become exercisable in full, however the Plan Committee may, in its sole discretion, elect to make cash awards to an Option Holder with the intent to pay the Option Price for any Options held by such Option Holder or to cancel all outstanding Options held by the Option Holder. Notwithstanding the foregoing, the Plan Committee may, in its sole discretion, make any other adjustments or amendments to the outstanding Options including determining that, upon certain circumstance, all outstanding Options under the Employees' Plan will not vest or become exercisable on an accelerated basis in connection with the event of Change of Control and/or will not terminate prior to such event if the surviving corporation makes an effective provision to provide for a new Option equivalent to the old Option.

     Through November 30, 1998, Options to purchase up to an aggregate of 522,354 shares of Common Stock have been granted under the Employees' Plan, of which Options to purchase 2,200 shares of Common Stock have been exercised and options for 2,850 shares have been canceled. Options to purchase shares of Common Stock issued under the Employees' Plan to all named executive officers as a group during the fiscal years 1996, 1997 and 1998 were as follows for the years indicated: 1996 - 20,804 shares; 1997 - 21,550 shares; and 1998 - 140,000 shares.

     OPTION REPRICING. Currently, the Employees' Plan provides that the Plan Committee may provide for the granting or issuance of replacement Options upon the occurrence of specified events and allows the Board of Directors to amend or modify the Employees' Plan, in certain circumstances without shareholder approval. Under the proposed amendment to the Employees' Plan, the Board of Directors would be prohibited, without the further approval of the shareholders of the Company, from authorizing the amendment of any outstanding Option to reduce the Option Price. Furthermore, no Option shall be canceled and replaced with awards having a lower Option Price without further approval of the shareholders of the Company. This provision is intended to prohibit the repricing of "underwater" Options and shall not be construed to prohibit the adjustments of Option Prices in the event of stock splits, stock dividends or other similar events.

     ASSIGNABILITY. No right or interest of any Option Holder in an Option granted under the Employees' Plan may be encumbered, assigned or transferred by the Option Holder except by will or pursuant to the laws of descent and distribution or pursuant to a qualified domestic relations order. Options are exercisable only by the Option Holder during his or her lifetime, or under certain circumstances, by his or her guardian or legal representative. The Plan Committee may provide that Shares of Stock issuable under the exercise of an Option be subject to first right of refusal restrictions, which restrictions may survive an Option Holder's term of employment with the Company.

     TERMINATION OF EMPLOYMENT. Termination of an Option Holder's employment for cause, as determined by the Company, will cause any Option held by the Option Holder to become void for all purposes. In the event of an Option Holder's death or disability during the Option Period, and while still employed, or during a three month period following the date of termination of the Option Holder for any reason other than cause, Stock Options granted pursuant to the Employees' Plan may be exercised by the Option Holder (or his estate, as the case may be) for a period of up to one year after the date of death or disability. In the event of the termination of an Option Holder's employment with the Company within the Option Period for any reason other than cause, disability or death, the Option is exercisable by the Option Holder for a three month period following the date of such termination, provided such three month period falls within the Option Period, but not thereafter.

     TAX INFORMATION.    The following is a general summary of material tax
consequences that may apply to recipients of Options under the Employees' Plan. The Employees' Plan, and the right of the Participant to obtain Options and Shares upon exercise of such Options under the Employees' Plan, is subject to all applicable federal, state and local income and other tax withholding requirements. Because the application of the tax laws may vary according to individual circumstances, a Participant should seek professional tax advice concerning the tax consequences to him or her of participation in the Employees' Plan, including the potential application and effect of state, local and foreign tax laws and estate and gift tax considerations. Under certain circumstances, at the time an Option is exercised, the Plan Committee may in its sole discretion permit the Option Holder the right to use shares of Common Stock in satisfaction of all or part of any taxes incurred in connection with the exercise of such Option.

     ISOs. A Participant who is granted an ISO recognizes no taxable income when the ISO is granted and generally recognizes no taxable income upon exercise of the ISO, but will recognize alternative minimum income upon such exercise. A Participant who exercises an ISO recognizes taxable gain or loss when he sells the shares purchase pursuant to an ISO. Any gain or loss recognized on the sale of shares acquired upon exercise of an ISO is taxed as capital gain or loss if the Shares have been held for at least 18 months from the date the Option was exercised and for at least two years after the Option was granted. In this event, the Company receives no deduction with respect to the ISO Shares. If the Participant disposes of the Shares before the required holding periods have elapsed (a "disqualifying disposition"), he is taxed as though he exercised an NSO, except that the compensation income on exercise of the Option is recognized in the year of the disqualifying disposition, and the compensation income may not exceed the excess of the amount realized on the sale of the stock over the exercise price for such stock.

     EFFECT OF ALTERNATIVE MINIMUM TAX. For purposes of determining the alternative minimum taxable income ("AMTI") of an individual, ISOs exercised during a taxable year will give rise to AMTI to the extent of the excess of the Fair Market Value of the Shares acquired pursuant to such ISO over the exercise price paid. Therefore, although generally an individual will have no regular taxable income associated with the exercise of an ISO, such individual may have AMTI and, depending upon his specific facts and circumstances for such tax year, a resulting tax liability.

     NSOs. The tax treatment of NSOs differs significantly from the tax treatment of ISOs. Although similar to an ISO, no taxable income is recognized upon the grant of an NSO. However, upon the exercise of an NSO, the difference between the Fair Market Value of the Shares on the date of exercise and the exercise price of the Option is taxable as ordinary compensation income to the recipient. In addition, subject to certain limitations attributable to payments of excess compensation, the Company is entitled to a compensation deduction for the amount of ordinary income recognized by the Option Holder.

     GOLDEN PARACHUTE. If an event of Change of Control would result in the receipt of a qualifying payment under Section 280G of the Code by an Option Holder, and would thereafter result in the assessment of excise tax to the Option Holder under applicable sections of the Code, the amount of such payment may, in the sole discretion of the Plan Committee, be reduced by an amount sufficient to prevent the assessment of such excise tax.

     WITHHOLDING. The Company may withhold any taxes required by any law or regulation of any governmental authority, whether federal, state or local, in connection with any Option or other award under the Employees' Plan, including, but not limited to, withholding of any portion of any payment or withholding from other compensation payable to the Participant, unless such person reimburses the Company for such amount.

     IMPLEMENTATION. If the proposed amendment to the Employees' Plan is adopted by the shareholders, it will become effective immediately and be reflected in the amended Employees' Plan, which plan will be filed in the Company's minute book.



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF BOTH THE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE OEA, INC. EMPLOYEES' STOCK OPTION PLAN FROM 600,000 TO 1,350,000 AND THE RESTRICTION OF THE COMPANY'S ABILITY TO REPRICE STOCK OPTIONS GRANTED UNDER SUCH PLAN

           PROPOSED ADOPTION OF THE OEA, INC. DIRECTORS'COMPENSATION PLAN


     The Board of Directors has approved, and is recommending that the shareholders approve, the OEA, Inc. Directors' Compensation Plan (the "Directors' Plan"). The purpose of the Directors' Plan is to attract and retain members of the Board of Directors of the Company and to provide them with a flexible compensation program. Shareholders are encouraged to review carefully the following summary, which is qualified in its entirety by reference to the Directors' Plan attached as Annex B to this Proxy Statement. The affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented at the meeting will be required to approve the Directors' Plan.

     PARTICIPATION. All directors of the Company, other than those who are officers or employees of the Company, are eligible to participate in the Directors' Plan and can elect to participate in either the Compensation Choice Program or Deferred Compensation Program under the Directors' Plan prior to the commencement of each fiscal year, or upon election to the Board during a fiscal year, by delivering to the Company an enrollment form designating the percentage of Director's Compensation to be paid to him during the year in each medium. If a participant fails to complete and tender the proper form at the time he is first eligible to participate, he shall be paid Director's Compensation in cash. The Directors' Plan affects only the form, and not the amount of compensation a director will receive. See "Remuneration of Officers and Directors - Directors' Compensation" below for a discussion of current directors' compensation.

     Failure to make an election for the next year shall be deemed to be a continuation of the same election and designations for that year. The Directors' Plan provides for one election prior to the commencement of each fiscal year. The first election would affect awards made during the 1999 fiscal year after plan approval.

     SHARES AVAILABLE FOR ISSUANCE UNDER THE DIRECTORS' PLAN. The number of shares of Common Stock both issued and available for issuance pursuant to Options exercised under the Directors' Plan shall not exceed an aggregate of 500,000 shares. The authorized number of shares of Common Stock available for awards under the Directors' Plan will increase automatically on each annual anniversary of the Plan Effective Date by a number of shares equal to one-half of one percent of the Company's then issued and outstanding shares of Common Stock. Any portion of the shares added during any succeeding anniversary date which are not used during the respective Plan year beginning on such anniversary date will be carried forward and available for award in subsequent Plan years. Up to 100% of the shares to be added in the next succeeding Plan year are available to be borrowed for use in the current Plan year. Any shares issued upon the exercise of an Option will be applied to reduce the maximum number of shares remaining available for use under the Directors' Plan. Common Stock which is unused or forfeited under provisions outlined in the Directors' Plan will automatically become available for future awards under the Director's Plan.

     CAPITAL CHANGES. Common Stock available for issuance under the Directors' Plan, the number of securities available for award, and subsequently granted, to each Participant in a designated fiscal year under the Directors' Plan, and the number and Option Price attributable to each outstanding Option under the Directors' Plan will be appropriately adjusted or modified upon the occurrence of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration. Adjustments to outstanding Options shall be made in a manner which shall preclude the enlargement or dilution of rights and benefits under such Options.

     STRUCTURE. The Directors' Plan is administered by a Plan Committee, which Committee has full power and authority to administer and modify the Directors' Plan. With certain exceptions, no amendment or modification of the Directors' Plan will adversely affect the rights or obligations previously granted and outstanding under the Directors' Plan.

     TYPES OF AWARDS. Under the Directors' Plan, eligible directors of the Company can annually elect to be paid Director's Compensation either (i) by cash, Common Stock, Non-Statutory Stock Options ("NSOs"), or a combination thereof ("Compensation

Choice Program"), or (ii) by deferring some or all of their Director's Compensation for payment at a later date ("Deferred Compensation Program").

     COMPENSATION CHOICE PROGRAM. Prior to the commencement of each fiscal year (or upon election to the Board during a fiscal year) a Participant may choose, by timely delivering to the Company an election form, the medium for payment of Director's Compensation during the applicable year. The media available for payment of Director's Compensation will be cash, Common Stock, NSOs, or a combination thereof. The amount of Director's Compensation shall first be determined in cash. Should any Director's Compensation be elected to be taken some or all in Common Stock, the number of shares to be issued shall be determined by using the Fair Market Value of the Common Stock as of the date payment of Director's Compensation is due. Should any Director's Compensation be elected to be taken some or all in NSOs, the number of NSOs awarded, subject to special rules, shall be determined by using the Option Value as of the date payment of Director's Compensation is due. The Option Value shall be determined using the Black-Scholes Pricing Valuation method as of the date payment is due.

     DEFERRED COMPENSATION PROGRAM. Each Directors' Plan year, a Participant may elect in writing to reduce the specific dollar amount of Director's Compensation due to be paid to him for the following Directors' Plan year by timely delivering to the Company an election form irrevocably electing to:

     - defer the receipt of all or a specified percentage of his Director's Compensation;
     - electing the form by which the deferral shall be credited to his Deferred Compensation Account; and
     -    establishing a Distribution Date and medium for payment of benefits.

     Any election may not thereafter be changed for that Directors' Plan year. The amount of Director's Compensation elected to be deferred shall fluctuate in value during the period of deferral based on the market value of Common Stock, the value of Investments (including earnings thereon), or on the accrual of Interest, in such proportions as are elected by the director. The date the Deferred Compensation Program is credited with the deferred Director's Compensation, the Participant's account will be credited with cash or the number of shares of Common Stock equal to the amount of the Director's Compensation deferred on that date. The value of Common Stock will be determined using the closing market price of the Common Stock on the New York Stock Exchange for that date. Each Participant's Deferred Compensation Account will be appropriately adjusted or modified upon the occurrence of any stock split, reverse stock split, stock dividend, stock consolidation, earnings or accrued interest. Notwithstanding any provisions of the Directors' Plan to the contrary, in the Event of a Change of Control, all shares of Common Stock credited to a Participant's Deferred Compensation Account shall be converted into cash in accordance with the provisions of the Directors' Plan.

     ASSIGNABILITY. Neither a Participant nor any beneficiary may assign, pledge or otherwise encumber any benefit or rights to benefit payments provided under the Deferred Compensation Program. An NSO may be assigned in whole or in part during the Optionee's lifetime to any member of the Optionee's immediate family, an eligible trust, and under certain other circumstances, to be determined by the Board in its sole discretion, however no NSO will remain exercisable after the expiration of the Term of the NSO.

     TERMINATION OF BOARD SERVICE. Termination of an Optionee's service on the Board for any reason, other than Optionee's death or disability, triggers a three month exercise period following such termination for all NSOs held by the Optionee. In the event of Optionee's death or disability, the NSOs held by Optionee shall be exercisable for a period of 12 months following such termination. In no event may an NSO remain exercisable after the expiration of the Term of the Stock Option or the expiration of the applicable exercise period.

     TAX INFORMATION. The following is a general summary of material tax consequences that may apply to Participants under the Directors' Plan. The Directors' Plan, and the right of the Participant to obtain Director's Compensation in cash, Common Stock or upon delivery of shares of Common Stock upon exercise of NSOs under the Directors' Plan, is subject to all applicable federal, state and local income and employment tax withholding requirements.
The Directors' Plan also permits a director to elect to defer the receipt and income recognition of Directors' Compensation to the later of: (1) the earlier of death, disability or termination from the Board, or (2) a date certain specified by the director prior to earning the Directors' Compensation. If a deferral is elected, the director will recognize income upon its receipt and the Company's deduction will be deferred until the director recognizes the income. Because the application of the tax laws may vary according to individual circumstances, a Participant should seek professional tax advice concerning the tax consequences to him or her of participation in the Directors' Plan, including the potential application and effect of state, local and foreign tax laws and estate and gift tax considerations. No taxable income is recognized upon the grant of an NSO. However, upon the exercise of any NSO, the difference between the Fair Market Value of the shares on the date of exercise and the exercise price of the Option is taxable as ordinary compensation income to the recipient. In addition, subject to certain limitations attributable to payments of excess compensation, the Company is entitled to a compensation deduction for the amount of ordinary income recognized by the Option holder. Under certain circumstances the Plan Committee may grant the holder of NSOs the right to use shares of Common Stock in satisfaction of all or part of any taxes incurred in connection with the exercise of such NSO.

     WITHHOLDING. The Company may withhold any taxes required by any law or regulation of any governmental authority, whether federal, state or local, in connection with any Option or other award under the Directors' Plan, including, but not limited to, withholding of any portion of any payment or withholding from other compensation payable to the Participant, unless such person reimburses the Company for such amount.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE OEA, INC. DIRECTORS' COMPENSATION PLAN

                       REMUNERATION OF OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION
     The following Summary Compensation Table sets forth a summary of the compensation paid by the Company during the last three fiscal years ended July 31, 1998, 1997 and 1996, to its Chief Executive Officer and the four other most highly compensated executive officers (the "named executive officers") during the fiscal year ended July 31, 1998.


                                                        SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                        -------------------------------------- ------------------------------
                                                                                          AWARDS           PAYOUTS
                                                                                          ------           -------

                                                                                               Securities
                                                                  Other Annual   Restricted    Underlying    LTIP      All Other
Name and                               Salary         Bonus       Compensation      Stock        Options    Payouts   Compensation
Principal Position          Year       ($)(1)         ($)(2)        ($)(3)        Award(s)($)       (#)       ($)       ($) (4)
------------------          ----       ------         ------      ------------   ------------  ----------  -------   ------------
Ahmed D. Kafadar (5)...    1998       252,450              -         --                 --              -     --            -
  Chairman of the Board    1997       442,000         52,000         --                 --          2,500     --        7,918
  and Chief Executive      1996       442,000         53,000         --                 --          3,334     --        8,413
  Officer

Charles B. Kafadar.....    1998       376,926              -         --                 --              -     --        7,988
  President and Chief      1997       350,002         48,000         --                 --          2,500     --        7,474
  Executive Officer        1996       350,002         49,000         --                 --          3,000     --        7,940

Ben E. Paul............    1998       206,588              -         --                 --              -     --        7,632
  President of OEA         1997       200,013         25,000         --                 --          1,000     --        7,124
  Aerospace, Inc.          1996       190,781          3,000         --                 --          2,000     --        7,567

J. Thompson McConathy..    1998       185,771              -         --                 --          5,000     --        7,520
  Vice President           1997       123,853         30,000         --                 --              -     --        5,783
  Finance                  1996             -              -         --                 --              -     --            -

William R. Barker......    1998       124,789              -         --                 --         75,000     --            -
  President, Automotive    1997             -              -         --                 --              -     --            -
  Safety Products          1996             -              -         --                 --              -     --            -



(1) Amounts shown include compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(2) Represents amounts accrued for executive officers pursuant to the Company's Incentive Compensation Plan.

(3) Other annual compensation provided during 1998, 1997, and 1996 did not exceed disclosure thresholds established by the Securities and Exchange Commission.

(4) Amounts include the Company's contribution to the Company's Profit Sharing Plan and Pension Plan.

(5) Ahmed D. Kafadar, OEA's Chairman, CEO and Founder, passed away on January 17, 1998.

INCENTIVE COMPENSATION
     The Board, at its discretion, may authorize payments of incentive compensation (bonus) to employees of the Company, in an aggregate amount to be allocated and distributed at the discretion of the Chairman and President. The Board did not authorize payments of incentive compensation to employees of the Company for fiscal 1998. Sums shown above under "Bonus" include the incentive compensation accrued to the named executive officers and expensed for financial reporting purposes in fiscal years 1998, 1997 and 1996.

DIRECTORS' COMPENSATION
     The Directors of the Company who are employed by it or its subsidiaries were not additionally compensated for their services as Directors during fiscal year 1998. Directors not employed by the Company or its subsidiaries received a base compensation of $10,000 per annum, committee chairmen received an additional base compensation of $1,200 per annum, additional compensation of $3,300 for each board meeting attended, $2,700 for each committee meeting attended on days the Board of Directors did not meet and $2,500 for each committee meeting on days that the Board of Directors met. Directors utilized for consulting purposes received $2,700 compensation per day. Mr. Billig, Dr. Burnett and Mr. Watson received $5,400, $2,700 and $2,700, respectively, for consulting during fiscal year 1998. Robert J. Schultz was elected Chairman of the Board of

Directors following the passing of Ahmed D. Kafadar in January, 1998. The Company compensates Mr. Schultz for his services as Chairman on a consulting basis, paying him a retainer of $200,000 per year. In addition, Mr. Schultz received an option grant of 60,000 shares at an exercise price of $19.063 per share under the Company's Employee Stock Option Plan, and is reimbursed for his expenses.

PROFIT SHARING PLAN
The Company and its wholly owned subsidiary (OEA Aerospace, Inc.) maintain a profit sharing plan with salary reduction provisions permitted by Section 401(k) of the Internal Revenue Code of 1986, as amended, covering all of their employees. Each fiscal year, the Board of Directors of the Company determine the amount of its contribution to its plan up to 10% of the total compensation of all participants for such fiscal year. This contribution is allocated to the accounts of the participants based on a formula which takes into account the compensation and length of service of each participant. Vesting occurs at the rate of 20% at the end of two years of service, as defined in the plan, and 20% for each year of service thereafter, with full vesting at the end of six years of service. Upon normal retirement, death, disability or termination of employment, a participant's account balance is payable, at the administrative committee's option, either in a lump sum or in periodic payments over a period not to exceed ten years. The compensation column headed "All Other Compensation" includes the listed officers' benefits under the applicable profit sharing plan which were accrued during fiscal years 1998, 1997 and 1996.

PENSION PLAN
The Company and its wholly owned subsidiary (OEA Aerospace, Inc.) maintain a pension plan covering all of their employees. Each fiscal year the Company and its subsidiary contribute an amount equal to 5% of the aggregate compensation of all participants in the plan for such fiscal year. Vesting occurs at the rate of 20% at the end of two years of service, as defined in the plan, and 20% for each year of service thereafter, with full vesting at the end of six years of service. Upon normal retirement, death, disability or termination of employment, a participant's account balance is payable in the form of a joint and survivor amount if the participant is married, provided, however, if the participant is not married, or if the participant and his or her spouse so elect, the account balance may be paid in a lump sum or, with the administrative committee's permission, in periodic payments over a period not to exceed ten years. The Compensation column headed "All Other Compensation" includes the listed officers' benefits under the applicable pension plan which were accrued during fiscal years 1998, 1997 and 1996.

EMPLOYMENT AGREEMENTS
The Company entered into an employment agreement with Charles B. Kafadar dated March 15, 1990, providing for his full time, active service as President and Chief Operating Officer for an indefinite term. Dr. Kafadar's employment is terminable at his election after age 65 and 33 years of continuous service, or by the Company at any time for any reason. Upon termination or retirement, the agreement provides for payments, pursuant to a formula based on his compensation for the three years prior to his termination, to Dr. Kafadar during his lifetime and, in the event of his death, his surviving spouse for up to 10 years. Dr. Kafadar will not be eligible to elect under the agreement to terminate his employment until 2010. If Dr. Kafadar had terminated his employment as of July 31, 1998, termination payments calculated in accordance with the agreement would have approximated $206,200 per year for Dr. Kafadar, or $103,100 per year for his surviving spouse.

The Company entered into an employment agreement with Ahmed D. Kafadar dated May 5, 1989, providing for his full time, active service as Chairman of the Board of Directors and Chief Executive Officer for an indefinite term. This agreement provides for approximately $84,300 annual compensation to his surviving spouse for 15 years following the date of his death, which was January 17, 1998.

INCENTIVE STOCK OPTION PLANS
The stockholders approved an Employees' Stock Option Plan (the "Employees' Plan") on January 13, 1995, and a Nonemployee Directors' Stock Option Plan (the " 1995 Directors' Plan") on January 12, 1996. These plans provide for stock options to be granted for a maximum of 600,000 shares of Common Stock under the Employees' Plan and a maximum of 50,000 shares of Common Stock under the 1995 Directors' Plan. Options may be granted to employees and nonemployee directors at prices not less than fair market value of the Company's Common Stock on the date of grant. Options granted under the Employees' Plan may be exercised at such times after the grant date as specified by the Board, except for options granted to executive officers which may be exercised after six months, and options issued under the 1995 Directors' Plan may be exercised after the first six months following the grant date. All options must be exercised within 10 years of the grant date, except for those incentive stock options granted to recipients who own more than 10% of the total combined voting power of the stock of the Company which must be exercised within 5 years of the grant date. Shares may be granted from either authorized but unissued Common Stock or issued shares reacquired and held as treasury stock.

     The Company maintains an incentive stock option plan (the "Prior Plan"), for grants prior to July 28, 1994, which provided for the grant, by the Board of Directors, of options to purchase shares of the Company's Common Stock to those officers and key employees of the Company and its subsidiaries who have performed services, which in the opinion of the Board of Directors at the time of grant, were of special importance in the management, operation and development of the Company. Options granted under the Prior Plan are exercisable during the period commencing one year after the date of grant and ending ten years after the date of grant, except that any option granted to a recipient who owns more than 10% of the total combined voting power of the stock of the Company is exercisable only until five years after the date of grant. The exercise price of the options granted under the Prior Plan is to be equal to 100% of the fair market value of the Company's Common Stock on the date of the grant, except that the exercise price of any option granted to a recipient who owns more than 10% of the total voting power of the stock of the Company is to be equal to 110% of the fair market value of the Company's Common Stock on the date of the grant.

                         OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information on option grants made during fiscal year 1998 to the named executive officers. (None of the named executive officers have ever received stock appreciation rights).


                                                                Individual Grants
                                                                -----------------
          Name          Number of Securities     % of Total          Exercise        Expiration          Potential Realizable
         -----           Underlying Options        Options             Price          Date (2)             Value at Assumed
                               Granted           Granted to       ($/Share)(1)(2)    -----------             Annual Rates
                              (#)(1)(2)         Employees in      ---------------                           of Stock Price
                              ---------       Fiscal 1998(2)(4)                                              Appreciation
                                              -----------------                                         for Option Term (2)(3)
                                                                                                        ----------------------
                                                                                                          5%($)        10%($)
                                                                                                         ------        ------
Ahmed D. Kafadar                  -                   -                  -                -                -               -
Charles B. Kafadar                -                   -                  -                -                -               -
William R. Barker              75,000               53.57              14.19           7/16/08          669,301        1,696,140

J. Thompson McConathy           5,000               3.57               18.38           3/25/08           57,795         146,465
Ben E. Paul                       -                   -                  -                -                -               -


(1) On March 25, 1998, the Board of Directors granted Mr. McConathy options to purchase 5,000 shares of the Company's Common Stock at an exercise price of $18.38 per share. These options have a six month vesting period and expire on March 25, 2008. On July 16, 1998, the Board of Directors granted Mr. Barker options to purchase 75,000 shares of the Company's Common Stock at an exercise price of $14.19 per share. These options have a five year vesting period (1/5 vesting each year) and expire on July 16, 2008. No consideration was or is to be received by the Company for the granting of any option.

(2) On April 30, 1998, the Board of Directors granted Mr. Schultz options to purchase 60,000 shares of the Company's Common Stock at an exercise price of $19.06 per share. These options have a three year vesting period (1/3 vesting each year) and expire on April 30, 2003. This option grant represents 42.86% of the total options granted to employees in fiscal 1998. Potential realizable value over the option term is $315,956 assuming a 5% annual rate of return and is $698,179 assuming a 10% annual rate of return.

(3) Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock appreciates at the annual rates shown (5% or 10%), compounded annually, from the date of grant of the option until the end of the option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not in any way represent the Company's estimate or projection of future stock prices. Actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Company's Common Stock and the continued employment of the executive officer holding the option through its vesting period.

(4) Based on options to purchase an aggregate of 140,000 shares granted during fiscal year 1998.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information on option exercises in fiscal year 1998 by the named executive officers and the value of such officers' unexercised options at July 31, 1998.


                                                                           Number of
                                                                          Securities
                                                                          Underlying           Value of Unexercised
                                                                          Unexercised             In-the-Money
                                                                           Options at            Options at Fiscal
                                     Number of                           Fiscal Year-End          Year-End($)(1)
                                     Shares                             -----------------        -----------------
                                    Acquired on           Value           Exercisable/              Exercisable/
      Name                        Exercise (2)       Realized($)(2)     Unexercisable (2)         Unexercisable (2)
      ----                        ------------       --------------     -----------------        -----------------
Ahmed D. Kafadar........            4,000              44,880               5,834/ -                     - / -
Charles B. Kafadar......           36,000             964,499              17,500/ -                     - / -
William R. Barker.......                -                   -               -/75,000                     - / -
J. Thompson McConathy...                -                   -               5,000/ -                     - / -
Ben E. Paul..                           -                   -               4,000/ -                     - / -

-----------------------------------

(1) Only the value of unexercised, in-the-money options are reported. Value is calculated by (i) subtracting the total exercise price per share from the year-end market value of $13.3125 per share and (ii) multiplying by the number of shares subject to the option.

(1) Robert J. Schultz had 1,875 exercisable and 60,000 unexercisable securities underlying unexercised options at fiscal year end. He exercised no options in fiscal 1998 and had no in-the-money options at fiscal year end.



              COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") is pleased to present its report on executive compensation. The Committee consisted of two outside members of the Board of Directors at year end, Dr. Burnett as Chairman and Mr. Billig. Mr. Ralph Bogan resigned as a member of the Board and the Committee in April 1998 and Mr. Miller became a member of the Board and the Committee in October 1998. This Committee report documents the components of the Company's executive officer compensation programs and describes the basis on which fiscal year 1998 compensation determinations were made by the Committee with respect to the Chief Executive Officer and other executive officers of the Company.

COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION
PROGRAMS

     It is the philosophy of the Company and Committee to ensure that executive compensation be primarily linked to long-term corporate performance and increases in shareholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

- Provide a competitive total compensation package that enables the Company to attract, motivate and retain key executives.

- Integrate all pay programs with the Company's annual and long-term business objectives and strategy, and focus executive performance on the fulfillment of those objectives.

- Provide variable compensation opportunities that are directly linked with the performance of the Company and that align executive remuneration with the interests of stockholders.

COMPENSATION PROGRAM COMPONENTS

     The Committee annually reviews the Company's compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. The particular elements of the compensation program for executive officers are as follows:

     BASE SALARY - A variety of resources, including published compensation surveys, are used as general guidance in determining base salary levels. Although the Committee performs comparisons with companies of similar revenue size and industry groups, it does not specifically target compensation of the executive officers to compensation levels at other companies.

     Base pay levels for the executive officers are competitive within a range that the Committee considers reasonable and appropriate. Actual salaries reflect overall Company performance and contributions of the individual within a competitive salary range which is established through job evaluations and market comparisons. Please refer to the Summary Compensation Table for details regarding executive officer base salaries.


     ANNUAL INCENTIVE COMPENSATION - The Company's officers, senior management personnel and all other personnel are eligible to participate in an annual incentive compensation (bonus) plan with awards based primarily on the achievement of certain corporate goals such as return on capital employed. The objective of this plan is to pay competitive levels of total compensation for the attainment of financial objectives that the Committee believes are primary determinants of share price over time. Specifically, the plan intends to focus corporate and individual performance on consistent and steady return on capital employed. Targeted awards and base compensation for executive officers under this plan are consistent with targeted awards of companies of similar size and complexity to the Company. Actual awards are subject to increase or decrease on the basis of the Company's performance and at the discretion of the Committee. Please refer to the Summary Compensation Table for details regarding executive officer incentive compensation.

     STOCK OPTION PLAN - The Committee believes that the best interests of stockholders will be served by providing executive officers and other key personnel who have substantial responsibility for the continued success and profitability of the Company with an opportunity to increase their ownership of Company Stock. Therefore, from time to time as recommended by the Committee based on corporate and personal performance, executive officers and key personnel are granted stock options in accordance with the Company's Employees' Stock Option Plan. These personnel have the right to purchase shares of Common Stock of the Company in the future, at the market value price of the stock on the date of the grant. Options may also include vesting conditions related to time or other factors. The ultimate value of the options granted relates to stock price performance. Please refer to the Summary Compensation Table for details regarding executive officer stock options.

     CHIEF EXECUTIVE OFFICER COMPENSATION - Mr. Ahmed D. Kafadar served as the Company's Chief Executive Officer until his passing on January 17, 1998;
Dr. Charles D. Kafadar, who had previously served as President and Chief Operating Officer, was appointed Chief Executive Officer on January 18, 1998. In determining both Mr. Ahmed D. Kafadar's and Dr. Charles B. Kafadar's fiscal year 1998 pay and the structure of their total compensation packages, the Committee considered OEA's technical and financial performance during 1998, the magnitude and effectiveness of the Company's continued expansion into the automotive products industry, the relationship of Dr. Kafadar's compensation with the 75th Percentile Market Consensus for Executive Compensation, and comparisons with executives of automotive safety products and aerospace companies of similar revenue size.

     During fiscal year 1998, OEA continued its successful growth in its automotive safety products segment. In 1998, the Company increased automotive sales by $27 million, or 16%, primarily from air bag inflators and initiators. Automotive product sales remained at 80% of total sales compared to 80% in the prior year and 76% in 1996. The Company produced 5.6 million "smokeless" hybrid inflators in its second year of production for delivery to air bag module manufacturers.

     Dr. Kafadar's base salary was increased from $350,002 to $400,005 in view of his increased responsibility as Chief Executive Officer.

     INTERNAL REVENUE CODE SECTION 162(m) IMPLICATIONS FOR EXECUTIVE COMPENSATION - The Committee is responsible for addressing the issues raised by Internal Revenue Code Section 162(m) ("Section 162(m)"). This Section limits to $1 million the Company's deduction for compensation paid to certain executive officers of the Company which does not qualify as "performance-based". To qualify as performance-based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals.

     In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Committee must certify that the performance goals were achieved before payments can be awarded. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1999 will exceed the $1 million limit per officer. Accordingly, the Compensation Committee has not at this time instituted any changes to its compensation policies to take into account the $1 million limitation.

     The Committee continues to carefully consider the impact of this tax code provision and will monitor the level of compensation paid to the executive officers in order to take any steps which may be appropriate in response to the provisions of Section 162(m).

     SUMMARY - Based upon its review of the Company's performance, base salary and total cash executive compensation comparisons with companies of similar revenue and industry groups, the Committee believes that the total compensation program for certain executive personnel of the Company may not be competitive. This matter is being thoroughly reviewed at this time. The Committee also believes that the stock option program provides opportunities to participants that are consistent with the returns generated for the Company's Stockholders.

                                   Dr. J. Robert Burnett, Chairman
                                   Erwin H. Billig

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                           CERTAIN BENEFICIAL OWNERS

     As of November 27, 1998, the following persons, exclusive of management, were known to the Company to own beneficially more than 5% of the Company's Common Stock (the only class of voting securities of the Company):


     Name and Address of                Amount and Nature of      Percent
       Beneficial Owner                 Beneficial Ownership*    of Class*
     --------------------               ---------------------    ---------
Reich & Tang Asset Management........       2,794,100 (1)          13.6
600 Fifth Avenue
New York, NY  10020

Ahmed D. Kafadar Family Trust........       1,401,875 (2)           6.8
C/O Holland & Hart LLP
90 South Cascade Avenue, Suite 1000
Colorado Springs, CO  80903


--------------------

* This information is taken from statements filed by beneficial owners with the SEC and by reference to the transfer agent's records as of November 27, 1998.

(1) Reich & Tang Asset Management is a Registered Investment Advisor and the shares are owned on behalf of their clients. Reich & Tang has sole investment and voting authority over all shares.

(2) Dr. Charles B. Kafadar is one of five co-trustees of the Ahmed D. Kafadar Family Trust.



                                      MANAGEMENT

     As of November 27, 1998, the following Directors and named executive officers, individually, and all Directors and officers as a group, beneficially owned shares of the only class of voting securities of the Company (i.e. Common Stock, $0.10 par value) as follows:



                                                  Amount and Nature of           Percent
     Name of Beneficial Owner                     Beneficial Ownership**        of Class**
     ------------------------                     ----------------------        ----------
Robert J. Schultz........................            141,975          (1)           -
Charles B. Kafadar.......................            624,258          (1)(2)      3.0
George S. Ansell.........................              2,075          (1)           -
Erwin H. Billig..........................              1,875          (1)           -
J. Robert Burnett........................             19,875          (1)(3)        -
Richard L. Corbin........................                  -                        -
Philip E. Johnson........................             13,875          (1)           -
Donald E. Miller.........................                  -                        -
Lewis W. Watson..........................              3,375          (1)           -
William R. Barker........................            122,000          (1)           -
J. Thompson McConathy....................             37,100          (1)           -
Ben E. Paul..............................             52,850          (1)           -
All Directors and Executive Officers
  as a group (the 12 persons named above)          1,019,258                      4.9



-----------------------

** This information is taken from statements filed by beneficial owners with the SEC and by reference to the transfer agent's records as of November 27, 1998. A line indicates ownership of less than 1%.

(1)  Includes unexercised stock options under the Company's stock option plans:
     Mr. Schultz, 131,875 shares; Dr. Kafadar, 67,500 shares; Dr. Ansell, 1,875 shares; Mr. Billig, 1,875 shares; Dr. Burnett, 1,875 shares; Mr. Johnson, 1,875 shares; Mr. Watson, 1,875 shares; Mr. Barker, 115,000 shares; Mr. McConathy, 35,000 shares; Mr. Paul, 4,000 shares.

(2) Includes 89,795 shares held by Dr. Kafadar of record and 466,963 shares held in joint tenancy with his wife, in which voting power is shared. Does not include 10,250 shares held by his wife in her own name or 36,057 shares held by his wife as custodian for their minor children, of which he disclaims beneficial ownership. Does not include 1,401,875 shares held as one of five co-trustees of the Ahmed D. Kafadar Family Trust or 568,838 shares held as one of five co-trustees of the Maryanna B. Kafadar Family Trust, of which he disclaims beneficial ownership, except as one of five beneficiaries of the respective trusts.

(3) Dr. Burnett holds 18,000 shares in a living trust with his wife, in which voting power is shared.


     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES AND EXCHANGE ACT OF 1934

               The Company's directors and executive officers and persons who are beneficial owners of more than 10% of the Company's Common Stock ("10% Beneficial Owners") are required to file reports of their holdings and transactions in the Common Stock with the Securities and Exchange Commission (the "Commission") and to furnish the Company with such reports. Based solely upon its review of the copies of such reports the Company has received or upon written representations it has obtained from certain of these persons, the Company believes that, as of November 20, 1998, all of the Company's directors, executive officers and 10% Beneficial Owners have complied with all applicable Section 16(a) filing requirements, except for the following: (i) a Form 3 report which was filed late by Mr. William Barker relating to his appointment as an officer of the Company, (ii) a Form 5 report which was filed late by Mr. Barker relating to 75,000 options granted to him by the Company during the fiscal year ended July 31, 1997,
     (iii) a Form 5 report which was filed late by Mr. J. Thompson McConathy, an officer of the Company, relating to 5,000 options granted to him by the Company during the fiscal year ended July 31, 1997, (iv) a Form 4 report which was filed late by Mr. McConathy relating to 200 shares of Common Stock purchased by him in April 1997, (v) a Form 5 report which was filed late by Mr. Ben E. Paul, an officer of the Company, relating to 1,000 options granted to him by the Company during the fiscal year ended July 31, 1997, (vi) a Form 4 report which was filed late by Mr. Charles B. Kafadar, an officer and director of the Company, relating to the exercise of 18,000 options and the gift of 100 shares of Common Stock by Mr. Kafadar in October 1997, (vii) a Form 4 report which was filed late by Mr. Kafadar relating to the gift of 400 shares of Common Stock by Mr. Charles Kafadar in June 1997, (viii) three Form 4 reports which were filed late by Mr. Charles Kafadar relating to transactions made by the estate of Ahmed D. Kafadar and several family trusts, of which Mr. Charles Kafadar is a co-trustee of each, in January, February and June 1998, (ix) a Form 3 report which was filed late by Ms. Shirene Kafadar relating to her becoming a 10% Beneficial Owner due to her appointment as a co-trustee of several family trusts following the death of her father, Ahmed D. Kafadar, in January 1998, (x) two Form 4 reports which were filed late by Ms. Shirene Kafadar relating to transactions made by the estate of Ahmed D. Kafadar and several family trusts, of which Ms. Shirene Kafadar is a co-trustee of each, in January, February and June 1998, following the death of Ahmed D. Kafadar, Ms. Shirene Kafadar's father, in January 1998, (xi) a Form 3 report which was filed late by Ms. Karen Kafadar relating to her becoming a 10% Beneficial Owner due to her appointment as a co-trustee of several family trusts following the death of her father, Ahmed D. Kafadar, in January 1998, (xii) a Form 4 report which was filed late by Ms. Karen Kafadar relating to transactions made by the estate of Ahmed D. Kafadar and several family trusts, of which Ms. Karen Kafadar is a co-trustee of each, in January, February and June 1998, following the death of Ahmed D. Kafadar, Ms. Karen Kafadar's father, in January 1998, (xi) a Form 3 report which was filed late by Mr. James Kafadar relating to his becoming a 10% Beneficial Owner due to his appointment as a co-trustee of several family trusts following the death of his father, Ahmed D. Kafadar, in January 1998, (xii) a Form 4 report which was filed late by Mr. James Kafadar relating to transactions made by the estate of Ahmed D. Kafadar and several family trusts, of which Mr. James Kafadar is a co-trustee of each, in January, February and June 1998, following the death of Ahmed D. Kafadar, Mr. James Kafadar's father, in January 1998, (xiii) a Form 3 report which was filed late by Ms. Claudia Kafadar relating to her becoming a 10% Beneficial Owner due to her appointment as a co-trustee of several family trusts folloiwng the death of her husband, Ahmed D. Kafadar, in January 1998, and (xiv) a Form 4 report which was filed late by Ms. Claudia Kafadar relating to certain sales of Common Stock by her.

                                 PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in cumulative total stockholder return on the Company's Common Stock during the five years ended July 31, 1998, with the cumulative total return on the S&P 500 Index and the S&P Automobiles Index. The comparison assumes $100 was invested on July 31, 1993, in the Company's Common Stock and in each of such indices and assumes reinvestment of dividends, if any.
















                                                     Data Points
                                        1993   1994   1995   1996  1997  1998
                                        ----   ----   ----   ----  ----  ----
   OEA, Inc......................       100    119    119    139   154    54
   S&P 500.......................       100    105    133    155   235   280
   S&P Automobiles...............       100    114    111    125   165   242


                PROPOSALS FOR THE NEXT ANNUAL MEETING OF STOCKHOLDERS


     Stockholder proposals must be received at the corporate offices of the Company, 34501 East Quincy Avenue (if by mail, addressed to P. O. Box 100488), Denver, Colorado 80250, no later than August 10, 1999, for inclusion in the proxy statement for the next annual meeting of stockholders.

                                       AUDITORS

     Ernst & Young LLP, who have been auditors for the Company and its subsidiaries since fiscal year 1991, have been selected by the Board of Directors as auditors for the Company and its subsidiaries for the fiscal year ending July 31, 1999.

     Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders. They shall be given the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                               OEA, INC.

               PROXY SOLICITED BY THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                THURSDAY, JANUARY 14, 1999 AT 9:00 A.M.

The undersigned hereby constitutes and appoints ROBERT J. SCHULTZ, CHARLES B. KAFADAR and J. THOMPSON McCONATHY, and each of them, his true and lawful agents and proxies with full power of substitutions in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of OEA, INC. to be held in the Tabor Auditorium of the Westin at Tabor Center, 1672 Lawrence Street, Denver, Colorado, on Thursday, January 14, 1999 at 9:00 a.m., and at any adjournments thereof, on all matters coming before said meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, FOR THE ADDITION OF 750,000 SHARES TO THE OEA, INC. EMPLOYEE STOCK OPTION PLAN, FOR ADOPTION OF THE OEA, INC. DIRECTORS' COMPENSATION PLAN, AND IN THE DISCRETION OF THE PERSONS NAMED, UPON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

              (Continued and to be signed on the other side.)

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

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW

                                                               PLEASE MARK
                                                               YOUR VOTES AS
                                                               INDICATED IN
                                                               THIS EXAMPLE   X

1. To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

     FOR all      WITHHOLD    Nominees: Robert J. Schultz, Charles B. Kafadar,
nominees listed   AUTHORITY   George S. Ansell, Erwin H. Billig, James R.
                              Burnett, Richard L. Corbin, Philip E. Johnson,
                              Donald E. Miller, and Lewis W. Watson

                              To withhold authority to vote for any
                              nominee(s), write such nominee(s), name(s) below.

                              -------------------------------------------------

                              -------------------------------------------------

2. Addition of 750,000 shares to the OEA, Inc. Employee Stock Option Plan.

                         FOR          AGAINST        ABSTAIN
                         / /            / /            / /

3. Adoption of the OEA, Inc. Directors' Compensation Plan

                         FOR          AGAINST        ABSTAIN
                         / /            / /            / /


Please sign exactly as your name appears hereon. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Dated
      ------------------------------------------------------------------

      ------------------------------------------------------------------

      ------------------------------------------------------------------
                             SIGNATURE(S)

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.


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